FORM N-SAR
Exhibits 77M

MAINSTAY VP FUNDS TRUST
811-03833
For Period Ended 06/30/2011

MainStay VP Funds Trust (“Fund”) is an open-end management investment company, organized as a Delaware statutory trust on February 1, 2011, pursuant to a Declaration of Trust dated December 15, 2010. Prior to April 29, 2011, the Fund was known as MainStay VP Series Fund, Inc. Effective April 29, 2011, each portfolio listed below that was a series MainStay VP Series Fund, Inc., a Maryland corporation, merged into a corresponding "shell" series of the Fund. These reorganizations were not subject to shareholder approval under applicable law. Each shell series succeeded to the accounting and performance histories of its corresponding predecessor portfolio. The Fund assumed MainStay VP Series Fund, Inc.'s registration statement pursuant to Rule 414 under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended (the "1940 Act"), on April 29, 2011.

1.	MainStay VP Balanced Portfolio
2.	MainStay VP Bond Portfolio
3.	MainStay VP Cash Management Portfolio
4.	MainStay VP Common Stock Portfolio
5.	MainStay VP Conservative Allocation Portfolio
6.	MainStay VP Convertible Portfolio
7.	MainStay VP Flexible Bond Opportunities Portfolio
8.	MainStay VP Floating Rate Portfolio
9.	MainStay VP Government Portfolio
10.	MainStay VP Growth Allocation Portfolio
11.	MainStay VP Growth Equity Portfolio
12.	MainStay VP High Yield Corporate Bond Portfolio
13.	MainStay VP ICAP Select Equity Portfolio
14.	MainStay VP Income Builder Portfolio
15.	MainStay VP International Equity Portfolio
16.	MainStay VP Large Cap Growth Portfolio
17.	MainStay VP Mid Cap Core Portfolio
18.	MainStay VP Moderate Allocation Portfolio
19.	MainStay VP Moderate Growth Allocation Portfolio
20.	MainStay VP S&P 500 Index Portfolio
21.	MainStay VP U.S. Small Cap Portfolio